                             KEYSTONE PROPERTY TRUST

          ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND
            PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK AS
              7.375% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

      Keystone Property Trust, a Maryland statutory real estate investment trust (the "Trust"), having its principal office in the State of Maryland in the City of Baltimore, certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust (the "Board") by Section 4.1(b) of Article IV of the Declaration of Trust of the Trust, as amended, supplemented and corrected to date (the "Declaration"), the Board has duly divided and classified 235,035 authorized but unissued shares of beneficial interest of Common Shares, par value $.001 per share, of the Trust (the "Common Shares"), 1,664,965 authorized but unissued shares of beneficial interest of Series B Convertible Preferred Stock, par value $.001 per share, of the Trust (the "Series B Preferred") and 300,000 authorized but unissued shares of beneficial interest of Series C Convertible Preferred Stock, par value $.001 per share, of the Trust (the "Series C Preferred"), into a new class of shares of beneficial interest designated as 7.375% Series E Cumulative Redeemable Preferred Stock, par value $.001 per share, of the Trust (the "Series E Preferred"), and has provided for the issuance of such class.

      SECOND: The reclassification increases the number of shares classified as Series E Preferred from no shares immediately prior to the reclassification to 2,200,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Shares from 59,775,035 shares immediately prior to the reclassification to 59,540,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Series B Preferred from 1,664,965 shares immediately prior to the reclassification to no shares immediately after the reclassification. The reclassification decreases the number of shares classified as Series C Preferred from 800,000 shares immediately prior to the reclassification to 500,000 shares immediately after the reclassification.

      THIRD: The terms of the Common Shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) are as set forth in the Declaration and are not changed by the reclassification.

      FOURTH: The terms of the Series E Preferred (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board are as follows:

      (1) Designation and Number. A series of Preferred Stock of the Trust, designated the "7.375% Series E Cumulative Redeemable Preferred Stock" (the "Series E Preferred"), is hereby established. The par value of the Series E Preferred is $.001 per share, which is not a change in the par value of the Preferred Stock as set forth in the Declaration. The number of shares of Series E Preferred shall be 2,200,000.

      (2) Rank. The Series E Preferred shall, with respect to rights to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank (a) senior to the Common Shares and any other class or series of shares of beneficial interest issued by the Trust the terms of which provide that such class or series of shares of beneficial interest shall rank junior to such Series E Preferred as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Trust; (b) on parity with Series C Preferred and the 9.125% Series D Cumulative Redeemable Preferred Stock, and any other class or series of shares of beneficial interest issued by the Trust other than those referred to in subclauses (a) and (c) of this Section 2 that specifically provide that such class or series of shares of beneficial interest ranks, as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Trust, on parity with the Series E Preferred; and (c) junior to any class or series of shares of beneficial interest issued by the Trust (subject to Section 7(d), if applicable) the terms of which specifically provide that such class or series, as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Trust, ranks senior to the Series E Preferred. The term "shares of beneficial interest" shall not include convertible debt securities.

      (3) Dividends.

            (a) Subject to the preferential rights of the holders of any class or series of shares of beneficial interest of the Trust ranking senior to the Series E Preferred as to the payment of dividends, holders of shares of Series E Preferred shall be entitled to receive, when, as and if authorized by the Board, out of funds legally available for the payment of dividends, cumulative quarterly preferential cash dividends equal to 7.375% of the $25.00 liquidation preference per share per annum (equivalent to a fixed annual amount of $1.84375 per share) payable in equal quarterly amounts. Dividends shall begin to accrue and shall be fully cumulative from the date of original issuance and shall be payable quarterly when, as and if authorized by the Board, in equal amounts in arrears on the last calendar day of each January, April, July and October (each, a "Dividend Payment Date"); provided that if any such Dividend Payment Date is not a Business Day (as defined herein), then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from the Dividend Payment Date to such next succeeding Business Day. The first dividend on the Series E Preferred shall be paid on April 30, 2004, will be for less than a full quarter and will reflect dividends accumulated from the date of original issuance through April 30, 2004. Any dividend (including the initial dividend) payable on the Series E Preferred or any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock transfer records of the Trust at the close of business on the applicable record date, which shall be a date designated by the Board that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each, a "Dividend Record Date"). As used herein, the term "dividend period" for the Series E Preferred shall mean the period from the date of original issuance and ending on and including the next Dividend Payment Date, and each subsequent period from but excluding such Dividend Payment Date and ending on and including the next following Dividend Payment Date.

            (b) No dividend on the Series E Preferred shall be authorized or declared or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred which may be in arrears.

      Notwithstanding the foregoing, dividends on the Series E Preferred shall accumulate whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series E Preferred shall not bear interest and holders of the Series E Preferred shall not be entitled to any dividends in excess of full cumulative dividends. Any dividend payment made on the Series E Preferred shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E Preferred which remains payable.

            (c) Except as provided in subsection 3(d) herein, unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or shares of any other class or series of shares of beneficial interest of the Trust ranking junior to the Series E Preferred as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Trust) shall be authorized, declared, paid or set apart for payment nor shall any other distribution be authorized, declared or made on any Common Shares or any other class or series of shares of beneficial interest of the Trust ranking, as to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series E Preferred for any period, nor shall any Common Shares or any other class or series of shares of beneficial interest of the Trust ranking junior to or on parity with the Series E Preferred as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Trust, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such class or series of shares of beneficial interest) by the Trust (except (i) by conversion into or exchange for any other class or series of shares of beneficial interest of the Trust ranking junior to the Series E Preferred as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Trust or (ii) the redemption, purchase or acquisition by the Trust of any class or series of shares of beneficial interest of the Trust pursuant to Article IV of the Declaration for the purpose of preserving the Trust's status as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code")).

            (d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series E Preferred and any other class or series of shares of beneficial interest ranking on parity as to the payment of dividends with the Series E Preferred, all dividends authorized and declared upon the Series E Preferred and any other class or series of shares of beneficial interest ranking on parity as to the payment of dividends with the Series E Preferred shall be declared pro rata so that the amount of dividends authorized and declared per share of Series E Preferred and such other class or series of shares of beneficial interest shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series E Preferred and such other class or series of shares of beneficial interest (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of shares of beneficial interest does not have a cumulative dividend) bear to each other.

            (e) Holders of Series E Preferred shall not be entitled to any dividend or other distribution, whether payable in cash, property or shares of any class or series of shares of beneficial interest (including the Series E Preferred), in excess of full cumulative dividends on the Series E Preferred as described above. Accrued but unpaid dividends on the Series E Preferred will accumulate as of the Dividend Payment Date on which they first become payable.

      (4) Liquidation Preference.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the holders of the Series E Preferred shall be entitled to receive out of the assets of the Trust legally available for distribution to its shareholders remaining after payment or provision for payment of all debts and other liabilities of the Trust liquidating distributions, in cash or property at its fair market value as determined by the Board, in the amount of a liquidation preference of $25.00 per share of the Series E Preferred, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or authorized) to the date of payment, before any distribution of assets is made to holders of Common Shares or any other class or series of shares of beneficial interest of the Trust that rank junior to the Series E Preferred as to the distribution of assets upon the liquidation, dissolution or winding up of the Trust, but subject to the preferential rights of the holders of shares of any class or series of shares of beneficial interest of the Trust ranking senior to the Series E Preferred as to the distribution of assets upon the liquidation, dissolution or winding up of the Trust.

            (b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, the assets of the Trust legally available for distribution to its shareholders are insufficient to make the full payment to holders of the Series E Preferred and the corresponding amounts payable on all outstanding shares of other classes or series of shares of beneficial interest of the Trust ranking on parity with the Series E Preferred as to the distribution of assets upon the liquidation, dissolution or winding up of the Trust, then the holders of the Series E Preferred and all other classes or series of shares of beneficial interest of the Trust ranking on parity with the Series E Preferred shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid dividends) to which they would otherwise be respectively entitled.

            (c) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of the Series E Preferred at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust.

            (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred shall have no right or claim to any of the remaining assets of the Trust.

            (e) None of a consolidation or merger of the Trust with or into another entity, a merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease or conveyance of all or substantially all of the Trust's property or business shall be considered a liquidation, dissolution or winding up of the Trust.

            (f) The liquidation preference of the outstanding shares of Series E Preferred will not be added to the liabilities of the Trust for the purpose of determining whether under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland a distribution may be made to shareholders of the Trust whose preferential rights upon dissolution of the Trust are junior to those of holders of Series E Preferred.

      (5) Redemption by Holders. Shares of Series E Preferred are not redeemable at any time at the option of the holders thereof.

      (6) Redemption by the Trust.

            (a) Redemption.

                  (i) The Series E Preferred shall not have a stated maturity date and shall not be subject to any sinking fund or mandatory redemption. Except as otherwise set forth herein, shares of Series E Preferred are not redeemable prior to March 15, 2009, except that the Trust will be entitled, pursuant to Article IV of the Declaration, to redeem, purchase or acquire shares of the Series E Preferred in order to ensure that the Trust remains a qualified REIT for federal income tax purposes.

                  (ii) On or after March 15, 2009, the Trust, at its option, upon giving notice as provided below, may redeem the Series E Preferred, in whole or in part, at any time and from time to time, at a redemption price per share in cash equal to $25.00 plus (except as provided in Section 6(b)(iv) below) all dividends accumulated and unpaid (whether or not earned or authorized) on such Series E Preferred to the date of such redemption. Any date fixed for redemption pursuant to this Section 6 is referred to herein as a "Redemption Date."

            (b) Limitations on Redemption.

                  (i) If fewer than all of the outstanding shares of Series E Preferred are to be redeemed at the option of the Trust pursuant to Section 6(a) above, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed will be selected by the Board pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series E Preferred would own, or be deemed by virtue of the attribution provisions of the Code to own, more than a number of shares of Series E Preferred in excess of the Ownership Limit, because such holder's shares of Series E Preferred were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration, the Trust will redeem the requisite number of shares of Series E Preferred from such holder such that the holder will not hold in excess of the Ownership Limit subsequent to such redemption.

                  (ii) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series E Preferred shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period, no shares of Series E Preferred shall be redeemed unless all outstanding shares of Series E Preferred are simultaneously redeemed or exchanged; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series E Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred. In addition, unless full cumulative dividends on all outstanding shares of Series E Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Trust shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred or any other class or series of shares of beneficial interest of the Trust ranking junior to or on parity with the Series E Preferred as to the payment of dividends or the distributions of assets upon any liquidation, dissolution or winding up of the Trust (except by conversion into or exchange for shares of any class or series of shares of beneficial interest of the Trust ranking junior to the Series E Preferred as to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Trust).

                  (iii) The foregoing provisions of subsections 6(b)(i) and (ii) shall not prevent any action by the Trust pursuant to Article IV of the Declaration or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes.

                  (iv) Immediately prior to any redemption of shares of Series E Preferred, the Trust shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless such Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred for which a notice of redemption has been given.

            (c) Procedures for Redemption.

                  (i) Notice of redemption shall be (a) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date; and (b) mailed by first-class mail, not less than 30 nor more than 60 days prior to the Redemption Date, to each holder of record of shares of Series E Preferred to be redeemed, notifying such holder of the Trust's election to redeem such shares; provided that if the Trust shall have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that any redemption must be made on a date (the "Subject Date") which is earlier than 30 days after the date of such mailing in order to preserve the status of the Trust as a real estate investment trust for federal income tax purposes or to comply with federal tax laws relating to the Trust's qualification as a real estate investment trust, then the Trust may give such shorter notice as is necessary to effect such redemption on the Subject Date. Such notice shall be provided by first-class mail at such holder's address as the same appears on the stock transfer records of the Trust, or by publication in a newspaper of general circulation in the City of New York. If the Trust elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series E Preferred to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred except as to the holder to whom notice was defective or not given. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.

                  (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred may be listed or admitted to trading, such notice shall state: (v) the Redemption Date, (w) the cash redemption price per share of Series E Preferred, (x) the number of shares to be redeemed (and, if fewer than all the shares of Series E Preferred are to be redeemed from such holder, the number of shares to be redeemed from such holder), (y) the place or places where certificates for such shares of Series E Preferred are to be surrendered for payment of the redemption price in cash and (z) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date.

                  (iii) On or after the Redemption Date, each holder of shares of Series E Preferred to be redeemed shall present and surrender the certificates representing his shares of Series E Preferred to the Trust at the place designated in the notice of redemption and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series E Preferred as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of

Series E Preferred are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (iv) If notice of redemption has been mailed or published in accordance with Sections 6(c)(i) and (ii) above and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of the Series E Preferred so called for redemption, then from and after the Redemption Date (unless the Trust defaults in payment of the redemption price), all dividends on the shares of Series E Preferred designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, on or prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series E Preferred so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series E Preferred to be redeemed shall (x) state the date of such deposit, (y) specify the office of such bank or trust company as the place of payment of the redemption price and (z) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Trust. Any monies so deposited which remain unclaimed by the holders of Series E Preferred at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Trust.

      (7) Voting Rights.

            (a) Holders of the Series E Preferred shall not have any voting rights, except as provided by applicable law and as described below.

            (b) Whenever dividends on any shares of Series E Preferred shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a "Preferred Dividend Default"), the holders of such shares of Series E Preferred (voting together as a single class with all other classes or series of shares of beneficial interest ranking on parity with the Series E Preferred as to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust upon which like voting rights have been conferred and are exercisable ("Parity Stock")) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the "Preferred Stock Trustees") who shall each be elected for one-year terms. Such election shall be held at a special meeting called by the holders of record of at least 20% of the outstanding shares of Series E Preferred (unless the request is received less than 90 calendar days before the date fixed for the next annual or special meeting of shareholders) or, if the request for a special meeting is received by the Trust less than 90 calendar days before the date fixed for the next annual or special meeting of shareholders, at the next annual meeting of shareholders and at each subsequent annual meeting until all dividends accumulated on such shares of Series E Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment in full. In such cases, the entire Board automatically shall be increased by two trustees. On any matter on which the holders of Series E Preferred are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series E Preferred shall have one vote per share, except that when shares of any other series of Preferred Stock shall have the right to vote with the Series E Preferred as a single class on any matter, then the Series E Preferred and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. With respect to each matter on which the holders of Series E Preferred are entitled to vote, the holder of each share of Series E Preferred may designate a number of proxies equal to the number of votes to which the share is entitled, with each such proxy having the right to vote a whole number of votes on behalf of such holder.

      The procedures in this Section 7(b) for the election of trustees will, to the extent permitted by law, supercede anything inconsistent contained in the Declaration or Bylaws of the Trust and, without limitation of the foregoing, the provisions of Article II of the Bylaws of the Trust will not be applicable to the election of trustees by holders of Series E Preferred pursuant to this
Section 7. Notwithstanding the provisions of Section 2.04 of the Bylaws of the Trust, subject to the limitations on the number of trustees set forth in Article II of the Declaration, the number of trustees constituting the entire Board will be automatically increased to include the trustees to be elected pursuant to this Section 7(b).

            (c) If and when all accumulated dividends and the dividend for the current dividend period on the Series E Preferred shall have been paid in full or set aside for payment in full, the holders of shares of Series E Preferred shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Trustee so elected shall terminate. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Trustee may be filled by written consent of the Preferred Stock Trustee remaining in office, or if there is no such remaining trustee, by vote of holders of a majority of the outstanding shares of Series E Preferred and any other such other series of Parity Stock voting as a single class. Any Preferred Stock Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series E Preferred when they have the voting rights set forth in Section 7(b) (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Trustees shall each be entitled to one vote per trustee on any matter presented to the Board.

            (d) So long as any shares of Series E Preferred remain outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series E Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series E Preferred voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to Series E Preferred with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into any such class or series of shares of beneficial interest, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such class or series of shares of beneficial interest; or (ii) amend, alter or repeal the provisions of the Declaration or these Articles Supplementary, whether by merger or consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as shares of Series E Preferred remain outstanding or are converted into like securities of the surviving or resulting entity, in each case with like preference, privilege or voting power and terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity and such surviving entity may be a non-trust entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of Series E Preferred; and provided further that (x) any increase in the amount of the authorized shares of Preferred Stock (as defined in the Declaration) or the creation or issuance of any other series of Preferred Stock, or (y) the creation, issuance or increase in the amount of authorized shares of any other class or series of shares of beneficial interest of the Trust, or
(z) any increase in the amount of authorized shares of Series E Preferred, in each case ranking on parity with or junior to the Series E Preferred with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For the purposes of this Section 7(d), the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other terms of any class or series of shares of beneficial interest of the Trust will be deemed an amendment to the Declaration.

            (e) The foregoing voting provisions in this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

      (8) Ownership Limitations. The provisions of Article IV of the Declaration shall be applicable to the Series E Preferred.

      (9) Conversion. The shares of Series E Preferred are not convertible or exchangeable for any other property or securities of the Trust.

      (10) Reacquired Shares. All shares of Series E Preferred which shall have been issued and redeemed or reacquired in any manner by the Trust shall be restored to the status of authorized but unissued shares of Series E Preferred.

      (11) Definitions.

      "Business Day." The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

      "Ownership Limit." The term "Ownership Limit" shall mean 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Series E Preferred. The number and value of outstanding shares of Series E Preferred of the Trust shall be determined by the Board of the Trust in good faith, which determination shall be conclusive for all purposes hereof.

      FIFTH: The Series E Preferred have been classified and designated by the Board under the authority contained in the Declaration.

      SIXTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

      SEVENTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

      EIGHTH: The undersigned Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, and acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed by its Senior Vice President and witnessed by its Secretary as of the [ ] day of March, 2004.

WITNESS:                                KEYSTONE PROPERTY TRUST


By: /s/ Saul A. Behar                   By: /s/ Timothy E. McKenna
    -----------------                       ----------------------
     Saul A. Behar                           Timothy E. McKenna
     Secretary                               Senior Vice President